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                                                                  EXHIBIT (A)(7)

                            EMERGE INTERACTIVE, INC.
          CONFIRMATION OF ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS

Name of Optionee: ________________________________________________

Social Security Number (last 4 digits):_________________________

         This Confirmation Letter confirms that eMerge Interactive, Inc. has received your Election Concerning Exchange of Stock Options. You elected to give up your entire ownership interest in the options listed below:

A.       Options Granted Between January 26, 2001 and August 6, 2001

         [ ] You elected to cancel all of these options and no other options (partial elections were not permitted.)

B. Options Granted Between January 26, 2001 and August 6, 2001, plus Certain Options Granted Before January 26, 2001

         [ ] You elected to cancel all options granted between January 26, 2001 and August 6, 2001, and in addition elected to cancel the following options granted before January 26, 2001:

                  1.    Option Granted on ________________ _____, _________

                  2.    Option Granted on ________________ _____, _________

                  3.    Option Granted on ________________ _____, _________

                  4.    Option Granted on ________________ _____, _________

         Subject to the conditions set forth in the offer to exchange, eMerge will to grant you the same number of replacement options on the date of the first meeting of the compensation committee of the eMerge board of directors held more than six months after the date we cancel the options accepted for exchange, which is expected to be on or after February 11, 2002 (the "replacement grant date"), provided that you are still employed by eMerge on that date. The exercise price of the replacement options will be equal to the mean between the highest and lowest quoted selling prices of eMerge stock on the replacement grant date.

         The replacement options will be incentive stock options ("ISOs") to the extent permitted by the U.S. Internal Revenue Code, if the cancelled option was originally an ISO, except that the IRS limit will be re-measured as of the replacement grant date. The replacement options will be nonstatutory stock options ("NSOs") if the cancelled option was originally a NSO or to the extent the replacement options cannot qualify as ISOs. All of the other terms of the replacement





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options will be the same as the terms of the options being cancelled. The vesting schedule of the replacement options will be the same as the vesting schedule of the options being cancelled, based on the original vesting commencement date.

         You will not be eligible to receive any other options until the replacement grant date.

         If you have any questions, please contact Gina DeLoach, by telephone at
(561) 581-6368 or by e-mail at gdeloach@emergeinteractive.com.